UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2012

OCLARO, INC.

(Exact name of Registrant as specified in its charter)

000-30684

(Commission file number)

Delaware	20-1303994
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2560 Junction Avenue, San Jose, California 95134

(Address of principal executive offices, zip code)

(408) 383-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2012, Oclaro, Inc. (the “Company”) and its indirect, wholly owned subsidiary, Oclaro Luxembourg S.A. (the “Issuer”), closed the private placement of $25 million aggregate principal amount of the Issuer’s 7.50% Exchangeable Senior Secured Second Lien Notes due 2018 (the “Notes”). The Notes were sold at 100% of par, resulting in net proceeds to the Issuer of approximately $23,215,000. The private placement was completed pursuant to the Purchase Agreement, dated December 14, 2012 (the “Purchase Agreement”), entered into by the Company, the Issuer, certain of the Company’s domestic and foreign subsidiaries named therein (the “Guarantors”) and Morgan Stanley & Co. LLC.

Indenture

The Notes are governed by an Indenture, dated December 14, 2012 (the “Indenture”), entered into by the Issuers and the Guarantors with Wells Fargo Bank, National Association, as trustee and second lien collateral agent (the “Trustee”). The Indenture contains affirmative and negative covenants that, among other things, limit the ability of the Issuers and the Guarantors to incur, assume or guarantee additional indebtedness; make restricted payments including, without limitation, paying dividends, repurchasing capital stock and redeeming debt that is junior in right of payment to the Notes; create liens; sell or otherwise dispose of assets, including capital stock of subsidiaries; and enter into mergers and consolidations. The Indenture also contains customary events of default. Upon the occurrence of certain events of default, the Trustee or the holders of the Notes may declare all outstanding Notes to be due and payable immediately.

The Notes will mature on June 15, 2018. Interest on the Notes is payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2013. The Notes are unconditionally guaranteed, jointly and severally, on a senior secured basis by the Company and all of the Guarantors.

On or after December 15, 2013, in the event that the last reported sale price of the Company’s common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending within five trading days immediately prior to the date the Issuer receives a notice of exchange exceeds the exchange price in effect on each such trading day, the Issuer will, in addition to delivering shares upon exchange by the holder of Notes, together with cash in lieu of fractional shares, make a “make-whole premium” payment in cash equal to the sum of the present value of the remaining scheduled payments of interest on the Notes to be exchanged through the maturity date computed using a discount rate equal to 0.50%. Any holder that exchanges its Notes in connection with a fundamental change, as defined in the Indenture, will not receive the “make-whole premium” but will instead receive the additional shares set forth in the Indenture. Any holder that exchanges its Notes after such holder’s Notes have been called for redemption by the Issuer will, in addition to receiving shares of common stock deliverable upon such exchange and cash in lieu of fractional shares, receive a payment (the “redemption exchange make-whole payment”) in cash equal to the sum of the remaining scheduled payments of interest that would have been made on the Notes to be exchanged had such Notes remained outstanding from the applicable exchange date to the maturity date. If the redemption exchange make-whole payment is payable upon exchange of a holder’s Notes, then such holder will not receive the “make-whole premium” payment described above.

Prior to December 19, 2015, the Issuer may not redeem the notes other than in connection with certain changes in tax law of a relevant taxable jurisdiction that results in additional amounts (as defined herein) becoming payable with respect to deliveries or payments on the Notes.

On or after December 19, 2015, the Issuer may redeem for cash all or part of the Notes if the last reported sale price per share of the Company’s common stock has been at least 150% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period ending within five trading days prior to the date on which the Issuer provides notice of redemption. The redemption price will equal (i) 100% of the principal amount of the Notes being redeemed, plus (ii) accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date plus (iii) the sum of the remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such Notes remained outstanding from the redemption date to the maturity date (excluding interest accrued to, but excluding, the redemption date that is otherwise paid pursuant to the immediately preceding clause (ii)).

Upon the occurrence of a fundamental change, subject to certain conditions, each holder of the Notes will have the option to require that the Issuer purchase all or a portion of such holder’s Notes in cash at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, including additional interest, if any.

The above description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending December 29, 2012.

Security Agreements

In connection with the private placement of the Notes, on December 14, 2012, the Company, the Issuer and the Guarantors entered into certain security agreements (the “Security Agreements”) with the Trustee in order to secure their obligations under the Indenture. Pursuant to the Security Agreements, the Notes and related guarantees are secured by second-priority liens on all the tangible and intangible assets of the Company, the Issuer and the Guarantors.

Relationships

The Company and its affiliates maintain banking relationships in the ordinary course of business with the Trustee and its affiliates. An affiliate of the Trustee, Wells Fargo Capital Finance, Inc., is the lender under the Company’s senior secured revolving credit facility and is the first lien collateral agent under an intercreditor agreement entered into with the Trustee in connection with the issuance of the Notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.

Date: December 20, 2012	By:	/s/ Jerry Turin
Jerry Turin
Chief Financial Officer